 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 22, 2011

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

As previously reported, in September 2010 the U.S. Tax Court ruled in PPL Corporation's (“PPL” or the “Company”) favor in a pending dispute with the Internal Revenue Service (“IRS”) concluding that the 1997 U.K. Windfall Profits Tax (“WPT”) imposed on all U.K. privatized utilities, including PPL’s U.K. subsidiary, is a creditable tax for U.S. Federal income tax purposes.  In January 2011, the IRS appealed the Tax Court’s decision to the U.S. Court of Appeals for the Third Circuit (“Third Circuit”).

On December 22, 2011, the Third Circuit issued its opinion reversing the Tax Court’s decision and holding that the WPT is not a creditable tax.  The Company currently is evaluating its legal options regarding this adverse determination by the Third Circuit.

PPL filed its tax returns for years subsequent to its 1997 and 1998 claims for refund on the basis that the WPT was creditable.  A reserve for uncertain tax positions was reversed in 2010 upon the favorable ruling by the Tax Court.  As a result of the Third Circuit’s determination, PPL expects to recognize a special item after-tax charge of approximately $25-$30 million for the year ended December 31, 2011.

PPL’s earnings from ongoing operations are adjusted for the impact of special items.  Special items include:
•	Energy-related economic activity.
•	Foreign currency-related economic hedges.
•	Gains and losses on sales of assets not in the ordinary course of business.
•	Impairment charges (including impairments of securities in the company’s nuclear decommissioning trust funds).
•	Workforce reduction and other restructuring impacts.
•	Acquisition-related costs and charges.
•	Other charges or credits that are, in management’s view, not reflective of the company’s ongoing operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ James E. Abel
James E. Abel Senior Vice President – Finance and Treasurer

Dated:  December 29, 2011